Exhibit 10.3

Supplemental Agreement on the Project of Construction of Shilin Shenghuo TCM Cultural Garden

Party A: The Management Commission of Kunming Shilin Taiwan Farmer Entrepreneur Centre

Party B:  Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.

Through friendly negotiations, Party A and Party B have reached the following supplemental agreements with respect to the purchase price of certain land of  Shinlin Shenghuo TCM Cultural Garden that Party B will invest in, develop and construct:

1.	The land to be purchased covers an area of 210 mu and the purchase price is RMB 180,000 per mu.
2.
Party A is entitled to terminate the Agreement and take back the land used for purpose of this project for free if Party B fails to start construction in time upon acquiring the land, fails to inject investment as agreed upon or fails to implement the project in accordance with the standards that have been agreed upon.

3.	Party B shall make a lump sum pre-payment of RMB 12 million to Party A prior to December 20, 2010.
4.
Party A shall provide Party B with a topographic map in scale of 1:500 within 5 days since the date of the execution of this Agreement. This topographic map is intended to be made for the convenience of Party B’s project plan and design, therefore, the land survey fee shall be born by Party B.

5.	This Agreement has 6 duplicate copies, three copies for each party. This Agreement comes into effect upon being signed by Party A and Party B.

Party A: The Management Commission of Kunming Shilin Taiwan Farmer Entrepreneur Centre
Legal representative (Signature): Yu Chun

Party B: Kunming Shenghuo Pharmaceutical (group) Co., Ltd.
Legal representative (Signature): Lan Guihua

Date: September 8, 2010